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                                                                    EXHIBIT 21.1


Aircraft Leasing, Inc.
American International Travel, Inc.
Kitty Hawk Aircargo, Inc.
Kitty Hawk Charters, Inc.
Kitty Hawk International, Inc.
Flight One Logistics, Inc.
O.K. Turbines, Inc.